CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the RNC Genter Dividend Income Fund Prospectus dated February 28, 2011 in regard to our verification of RNC Genter Capital Management’s compliance with the Global Investment Performance Standards (GIPS®).

/s/ JESSICA PARKER

Jessica Parker, CPA, CIPM
Partner

Ashland Partners & Company LLP
525 Bingham Knoll, Suite 200
Jacksonville, OR 97530
February 28, 2011